FOR IMMEDIATE RELEASE         Contacts:   Investors         Media

March 5, 2003                                Andrew Brown           RobinSchoen
                                             646/414-1151           215/504-2122

        MEDIX RESOURCES ACQUIRES ePHYSICIAN ASSETS FROM COMDISCO VENTURES
       Suite of Point-of-Care Technologies Extends MXR's PDA Functionality

New  York,  NY -  Darryl  Cohen,  President  and CEO of  Medix  Resources,  Inc.
[AMEX:MXR], today announced that Medix purchased certain assets formerly used by
ePhysician  in its business  from Comdisco  Ventures,  an  ePhysician  creditor.
ePhysician  point-of-care  technologies enable physicians to securely access and send  information  to  pharmacies,  billing  services,  and practice  management systems  via the  Palm  OS(R)-based  handheld  device  and the  Internet.  Medix
provides  Internet-based   healthcare  communication,   data  integration,   and
transaction   processing  software.  The  terms  of  the  transaction  were  not disclosed.

"We  view  this  acquisition  as a real  coup  for  Medix,  its  customers,  and shareholders"  stated Cohen.  "ePhysician's suite of point-of-care  technologies delivered over the Palm OS(R)-based  platform enable us to extend our reach onto this  popular  delivery  platform.  ePhysician  processed  more  than 3  million prescriptions, and sold approximately 2,500 subscriptions of ePhysician Practice to  physicians.  We look forward to  revitalizing  the  relationship  with these physicians,  as well as  building  on a  number  of other  business  development initiatives that ePhysician had previously begun." Cohen concluded,  "We plan to
extend  the  ePhysician   technology  and  functionality   onto  other  wireless
platforms,  which in concert with our existing  products  should  reinforce  our position as the premier provider of physician connectivity solutions."

From its formation in 1998 by a physician through its cessation of operations in
November 2002, ePhysician developed and provided ePhysician Practice, a suite of software products that enables physicians to prescribe medications,  access drug reference data, schedule patients,  view formulary information,  review critical patient  information  and  capture  charges  at the  point of care  using a Palm
OS(R)-based handheld device and the Internet.

Medix   Resources,   Inc.,  is  the  developer  and  provider  of  fully-secure,
Internet-based   transaction   software   products.   Medix's   products  enable
communication  of  high  value-added   healthcare  information  among  physician
offices,  hospitals,  health  management  organizations,  and  health  insurance companies.  Additional  information about Medix Resources,  and its products and services, can be found at WWW.MEDIXRESOURCES.COM

                                      # # #

Information  in this press  release  contains  forward-looking  statements  that involve risks and uncertainties  that could adversely affect Medix in the future to a material degree. Such risks and uncertainties include,  without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software,  the effectiveness and the marketability of those services, the ability of the Company to protect its proprietary information, and the establishment of an efficient  corporate  operating structure as the Company grows and the ability of the Company to consummate its PocketScript acquisition.
These and other risks and uncertainties are presented in detail in the Company's
Form  10-K/A  for  2001,  which  was  filed  with the  Securities  and  Exchange
Commission on May 24, 2002 and the Company's 10-Q for the third Quarter of 2002, which was filed with the  Securities  and  Exchange  Commission  on November 14,
2002, respectively. This information is available from the SEC or the Company.